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                                            OMB Number:               3235-0145
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 11)*


                               MMC Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   55308N 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/98
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1  (b)
         [X]   Rule 13d-1  (c)
         [ ]   Rule 13d-1  (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)
                          Page 1 of 4 pages


CUSIP No.55308N 10 2                                         13G/A                             Page 2 of 4

------------------------------------------------------------------------------------------------------------------------
     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
               Alexander Joffe
               SSN# : ###-##-####
------------------------------------------------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) Not Applicable

          (b) Not Applicable
------------------------------------------------------------------------------------------------------------------------
     3.   SEC Use Only
------------------------------------------------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization
             Israel
------------------------------------------------------------------------------------------------------------------------
Number of            5.   Sole Voting Power
Shares Bene-                1,867,999 /1/
ficially            ---------------------------------------------------------------------------------------------------
Owned by Each        6.   Shared Voting Power
Reporting                  None
Person With:        ---------------------------------------------------------------------------------------------------
                     7.   Sole Dispositive Power
                            1,867,999 /1/
                     ---------------------------------------------------------------------------------------------------
                     8.   Shared Dispositive Power
                            None
------------------------------------------------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
             1,867,999 /1/
------------------------------------------------------------------------------------------------------------------------
     10.  Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
------------------------------------------------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9) 6.2%
------------------------------------------------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions) IN
------------------------------------------------------------------------------------------------------------------------
          /1/ Includes 274,999 shares issuable pursuant to stock options currently exerciseable or exerciseable within
          60 days of December 31, 1998.  Also includes  9,000 shares held by Mr.
          Joffe's minor  children,  as to which Mr. Joffe  disclaims  beneficial ownership.
------------------------------------------------------------------------------------------------------------------------


                               Page 2 of 4 pages

CUSIP No.55308N 10 2                                         13G/A                             Page 3 of 4


Item 1.
     (a)  Name of Issuer : MMC Networks, Inc.
     (b)  Address of Issuer's Principal Executive Offices : 1134 E. Arques Avenue
                                                          Sunnyvale, Ca.         94086
Item 2.
     (a)  Name of Person Filing : Alexander Joffe
     (b)  Address of Principal Business Office or, if none, Residence: 1134 E. Arques Avenue
                                                                            Sunnyvale, Ca.   94086
     (c)  Citizenship : Israel
     (d)  Title of Class of  Securities  : Common Stock
     (e)  CUSIP Number : 55308N     10 2

Item 3. If this  statement  is filed  pursuant to  ss.ss.240.13d-1(b)  or  240.13d-2(b)  or (c),  check  whether the person
filing is a:    N/A

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ] An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church  plan that is  excluded  from the  definition  of an  investment  company  under  section  3(c)(14) of the
             Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership
     (a)  Amount of beneficially owed : 1,867,999
     (b)  Percent of class : 6.2%
     (c)  Number of shares as to which the person has :
            (i)   Sole power to vote or to direct the vote : 1,867,999
            (ii)  Shared power to vote or to direct the vote : None
            (iii) Sole power to dispose or to direct the disposition of : 1,867,999
            (iv)  Shared power to dispose or to direct the disposition of : None
Item 5.   Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                                          Page 3 of 4 pages


CUSIP No.55308N 10 2                                         13G/A                             Page 4 of 4




Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable

Item 7.   Identification  and  Classification  of the  Subsidiary  Which Acquired the Security Being Reported on By the
          Parent Holding Company

          Not Applicable

Item 8.   Identification and Classification of Members of the Group

          Not Applicable

Item 9.   Notice of Dissolution of Group

          Not Applicable


Item 10.  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the  purpose  of or with the  effect of  changing  or  influencing  the  control  of the issuer of the securities  and were not acquired and are not held in connection  with or as a participant in any  transaction  having that purpose or effect.



                                                                SIGNATURE

         After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                                                                February 11, 1999
                                                                                ----------------------------------------------------
                                                                                Date


                                                                                /s/ Alexander Joffe
                                                                                ----------------------------------------------------
                                                                                Signature


                                                                                Alexander Joffe
                                                                                ----------------------------------------------------
                                                                                Name/Title





                                                         Page 4 of 4 pages